SECURITIES AND EXCHANGE COMMISSION

                             Washington, D. C. 20549

                       -----------------------------------

                                   FORM 8 - K

              Current Report Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

                                 March 26, 2001
                                ----------------
                                (Date of Report)

                       Magnitude Information Systems, Inc.
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             (Exact name of registrant as specified in its charter)


         STATE OF DELAWARE                33-20432              75-2228828
         ------------------------------ ---------------    --------------------
         (State or other jurisdiction    (Commission          (IRS Employer
            of  incorporation)             File Number)     Identification No.)


                  401 State Route 24, Chester, New Jersey 07930
           ----------------------------------------------------------
               (Address of principal executive offices) (Zip Code)

       Registrant's telephone number, including area code: (908) 879-2722

Item 5. Other Events

The Company has just received its most valuable sales contract in its history from a major Fortune 100 company with more than 120,000 employees worldwide ('Client'). The sales contract provides for an immediate $140,000 purchase, which outfits an entire division of the Client with the Company's ergonomic software products within the ErgoManager suite of products. More importantly, the sales contract establishes a pricing framework, which the remainder of the Client's divisions can use to acquire the Company's products.

The sales contract establishes the framework to provide for up to US$2.17 Million in sales revenue for first-year annual licenses and up to US$1.65 Million in subsequent recurring revenue to the Company for annual licenses and maintenance fees.

The sales contract and associated purchase order, received only days ago, are the result of more than two years of work where the Client undertook substantial efforts to pilot and exhaustively test the products. That effort yielded a conclusive positive outcome and resulted in a designation of the Company's ergonomic software products as a 'Best Practice' for the enterprise.

The Company and the Client are working together on a press release to announce the sale. Distribution of the press release, now in legal review, is expected in the next days or weeks.

Quite material and significant in this sale, were the results of a study that was conducted by a major university at the Client's site. The study reviewed the effects of using ErgoManager on typing (accuracy and amount of keying) and mouse work (frequency and duration of mouse use). The pilot program showed a statistically significant 59% improvement in work accuracy following implementation of ErgoManager. The comprehensive testing process covered 8,960 person/hours of computer usage, equivalent to 2,240 person/days of computer use and almost 13.5 million keystroke and mouse movement observations from February through June 2000. The pilot program measured the 'real world' impact on employees' health while using a computer, their perception of the product and productivity, as well as the reduction in Worker's Compensation claims for Musculoskeletal Disorders (MSDs) such as Carpal Tunnel Syndrome.

These material events, buttress Management's expectation for additional large enterprise sales in the short term and is further supported by increased discussions of the Company with clients regarding pricing for enterprise solutions. Last week, the Company had been requested by one of its Fortune 50 clients, to provide a firm pricing proposal to outfit their enterprise with the Company's ergonomic software products. That proposal, valued at more than US$
1.1 Million for first-year annual licenses, will, if accepted, increase this customer's usage of the Company's ergonomic software from 20% of their computer-using employee population to nearly 100%.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.



Dated: March 26, 2001             MAGNITUDE INFORMATION
                                  SYSTEMS, INC.



                                  By:/s/ Steven D. Rudnik
                                     ----------------------------
                                             Steven D. Rudnik
                                          Chief Executive Officer